Exhibit 99.1

Venaxis Reports Name Change to Bioptix, Inc and NASDAQ Ticker Symbol Change to "BIOP" from "APPY"

Trading Change to be Effective December 12, 2016

Boulder, Colo., December 8, 2016 /PRNewswire/ -- Venaxis®, Inc. (Nasdaq: APPY), announced that following the approval from shareholders at the 2016 Annual Meeting of Shareholders of the proposal to change the Company's name, the Company's name has been changed to Bioptix, Inc and the trading symbol for its Common Shares will change to "BIOP" effective at the opening of trading on December 12, 2016. The Company's Common Stock trades on the NASDAQ Capital Market and the new CUSIP is 09074N101.
"Changing the company's name and trading symbol reflects our current business focus following the September 12, 2016 acquisition of BiOptix Diagnostics, Inc.," said Steve Lundy, Chief Executive Officer of Bioptix, Inc.
About Bioptix, Inc.--
 Bioptix, Inc., through its operating subsidiary BiOptix Diagnostics, Inc., has developed an Enhanced Surface Plasmon Resonance ("SPR") instrument designed to increase the flexibility and reliability of SPR, in order to address the increasing demand for instruments suitable for a broader range of applications, while offering far greater performance per dollar than other instruments commercially available. BiOptix SPR biosensors shed light on important binding parameters that are crucial for determining whether a biologic or small molecule drug will be efficacious in humans and at what dose a drug should be administered.

Contact: InvestorRelations@venaxis.com